FEDNAT HOLDING COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Sunrise, Florida, February 27, 2019 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and twelve months ended December 31, 2018.

Q4 2018 highlights (as measured against the same three-month period last year, except where noted):

•	Net loss of $9.3 million or $0.73 per diluted share, including $23.7 million of pre-tax claims, net, from Hurricane Michael and other severe weather events.

•	Net loss of $5.5 million or $0.43 per diluted share, excluding investment losses of $5.1 million, pre-tax.

•	Gross written premiums of $127.6 million.

•	4.1% increase in net premiums earned to $91.1 million, with Homeowners up 11.1%.

•	Quarter-end Florida homeowners’ in-force policies of approximately 247,000.

•	45.5% increase in non-Florida homeowners in-force policies to approximately 44,000.

•	During 2018, decreased 105 positions representing over $6.0 million in annual savings as a result of management's initiatives to maximize operational efficiencies.

•	Book value per share decreased 3.5% to $16.84 as compared to $17.45 as of September 30, 2018, due to the impact of Hurricane Michael.

•	Book value per share excluding accumulated other comprehensive income increased 6.0% to $17.13 as of December 31, 2018 from $16.16 as of December 31, 2017.

Mr. Michael H. Braun, the Company’s Chief Executive Officer, said “In 2018, we continued to make excellent progress in strengthening our underwriting profitability, controlling our expense structure and positioning our core Homeowners business for growth and further diversification.  We generated a solid increase in earnings for the year despite the fourth quarter impact of severe weather events, including Hurricane Michael, a major storm that affected many of our policy holders in Florida’s Panhandle area. Our thoughts go out to all those individuals that were impacted by the recent weather events and have deployed the appropriate resources to help our policyholders in their time of need. Excluding the impact of net retained losses related to weather and the continued wind down of our non-core auto and commercial general liability business lines, our fourth quarter performance was strong. Our core Homeowners line continued to show improvement in non-catastrophe underwriting profitability and a decrease in our attritional loss ratio. We continue to expand our non-Florida homeowners business as gross premiums earned grew 49% compared to last year’s fourth quarter.  In looking at the full year performance, our prudent underwriting and exposure management resulted in a significant cost savings from our reinsurance program along with other initiatives that resulted in greater operating efficiencies. The progress we made on our growth objectives position us for long term, sustainable earnings growth. “

Mr. Braun added, “Adding to our excitement about our growth opportunity is the definitive agreement to acquire the insurance operations of 1347 Property Insurance Holding, Inc., announced earlier this week.  This acquisition is a great strategic and financial fit for FedNat, accelerating our geographic diversification while delivering immediate earnings accretion and attractive cost synergies. We believe that the combination of these quality homeowners insurers will help enhance value for FedNat shareholders.”

Consolidated

•
Net loss of $9.3 million or $0.73 per diluted share during the fourth quarter of 2018, as compared to net income of $6.3 million or $0.48 per diluted share during the fourth quarter of 2017. The fourth quarter was significantly impacted by $23.7 million of additional losses related to Hurricane Michael and other severe weather events during the period.

•
Compared to September 30, 2018, book value per share decreased $0.61 to $16.84 at December 31, 2018. The increase was predominantly driven by a net loss of $0.73 per share, as noted above, and dividends declared of $0.08 per share, partially offset by a decrease in our accumulated other comprehensive loss of $0.17 per share.

Revenues

•
Total revenue decreased $5.4 million or 5.2%, to $96.4 million for the three months ended December 31, 2018, compared with $101.8 million for the three months ended December 31, 2017. The decrease was primarily driven by $5.4 million lower net earned premiums from the non-core lines of business we are exiting, investment losses of $5.1 million and lower brokerage income offset by higher net premiums earned in Homeowners as a result of decreased reinsurance spend for the three months ended December 31, 2018 as compared to the same period in 2017.

•
With continued focus on profitability and underwriting exposure, gross written premiums decreased $6.3 million, or 4.7%, to $127.6 million in the quarter, compared with $133.9 million for the same three-month period last year. The decrease in premiums written is the result of declining premiums in the non-core businesses we are exiting, Automobile and commercial general liability. Gross written premiums in Homeowners grew by 1.9%, with 52.4% non-Florida growth out-pacing the redirection from our exposure management efforts in Florida. Our homeowners non-Florida business continues to write premiums at a significant growth rate across Texas and South Carolina, in particular.

•
Gross premiums earned decreased $10.1 million, or 6.6%, to $141.8 million for the three months ended December 31, 2018, as compared to $151.9 million for the three months ended December 31, 2017. This result was driven by our decision to exit the Automobile and commercial general liability lines. In homeowners Florida, our 10.0% rate increase, effective August 1, 2017, has earned out and homeowners non-Florida grew by 48.6% over the fourth quarter of 2017 on an earned basis.

•
Ceded premiums decreased $13.7 million, or 21.3%, to $50.7 million in the quarter, compared to $64.4 million the same three-month period last year. The decrease was primarily driven by lower Homeowners excess of loss reinsurance spend and lower ceded premiums in Automobile as a result of decreases in premiums earned during the period.

•
Other income decreased $3.7 million, or 46.1%, to $4.3 million in the quarter, compared with $8.0 million in the same three-month period last year, due to lower brokerage and fee income. The brokerage revenue decrease is the result of lower excess of loss reinsurance spend from the new reinsurance program, effective July 1, 2018. Commission income decreased as a result of lower Automobile fee income driving the reduction in premiums earned as well as lower fee income from other areas of the business.

Expenses

•
Losses and loss adjustment expenses (“LAE”) increased $13.4 million, or 22.8%, to $72.3 million for the three months ended December 31, 2018, compared with $58.9 million for the same three-month period last year. The net loss ratio increased 12.1 percentage points, to 79.4% in the current quarter, compared to 67.3% in the fourth quarter of 2017. The higher ratio was the result of net losses from Hurricane Michael and other severe weather ($23.7 million in the fourth quarter of 2018), partially offset by the decrease in the size of Automobile ($2.8 million lower losses, including adverse development) and improved loss experience in the homeowners Florida book of business.

•
Our gross losses from Hurricane Michael were $275 million with net losses being $23.0 million, as discussed above, and previously announced. Additionally, we increased our Hurricane Irma ultimate from $634 million to $695 million across our two insurance companies, with no net income impact, as we are above our retention.

•
The net expense ratio increased 1.0 percentage points, to 38.9% in the current quarter, as compared to 37.9% in the fourth quarter of 2017. Commissions and other underwriting expenses increased $1.6 million, or 5.9%, to $29.6 million for the three months ended December 31, 2018, compared with $28.0 million for the three months ended December 31, 2017. The increase is made up of higher homeowners non-Florida commission costs and profit share costs as a result of higher premiums earned and good loss experience in our non-Florida book of business.

•
General and administrative expenses increased $0.6 million, or 11.7%, to $5.8 million for the three months ended December 31, 2018, compared with $5.2 million for the three months ended December 31, 2017. The increase is the result of higher professional fees primarily related to due diligence costs related to the previously announced acquisition of the insurance operations of 1347 Property Insurance Holdings, Inc., also discussed in "Subsequent Event/Maison Acquisition" below.

•
Interest expense increased $0.9 million to $1.0 million for the three months ended December 31, 2018, compared with $0.1 million in the prior year period. The increase in interest expense is the result of the Company issuing $45.0 million of senior notes, late in December 2017. During the fourth quarter of 2017, the Company had $5.0 million of debt outstanding.

Line of Business Results

•
Homeowners’ net loss for the current quarter was $1.4 million, which included 11.1% growth in net premiums earned compared to the fourth quarter of 2017. The combined ratio for the current quarter was 108.7%, which includes $23.7 million from the impact of Hurricane Michael and other severe weather events, offset by improved homeowners Florida attritional loss experience in the current accident year.

•
Automobile's net loss for the fourth quarter of 2018 was $4.0 million, as compared with a loss of $2.2 million in the prior year quarter, primarily driven by adverse prior year development as we exit this line of business.

•
Other’s net loss of $4.0 million in the fourth quarter of 2018, was driven by $5.1 million of net investment losses, $1.0 million of interest expense, and $1.8 million of prior year development in our commercial general liability book of business, partially offset by net investment income of $3.4 million.

2018 vs. 2017 Full Year Results

•
The Company reported net income of $14.9 million, or $1.16 per diluted share, for 2018 as compared to net income of $8.0 million, or $0.60 per diluted share, for 2017. The improved performance in 2018 is the result of lower reinsurance spend in Homeowners and improved attritional loss experience, offset by investment losses in 2018.

•
Excluding investment gains and losses in both periods, the Company's net income was $18.0 million or $1.40 per diluted share in 2018, as compared net income of $2.7 million or $0.21 per diluted share in 2017, up $15.3 million.

•	Full year earnings in our Homeowners business were $22.2 million in 2018, as compared to $3.2 million in 2017.

Subsequent Event/Maison Acquisition

As previously announced on February 25th, 2019, the Company has executed a definitive agreement for the acquisition of the insurance operations of 1347 Property Insurance Holdings, Inc. ("PIH"). The purchase price is $51.0 million, which includes $25.5 million in cash and $25.5 million in shares of the Company’s common stock. Additionally, in connection with the acquisition, the Company announced an offering of $100 million of Senior Unsecured Fixed Rate Notes due 2029 at an interest rate of 7.5%. The cash from the offering will be used to purchase PIH, retire the full $45.0 million of outstanding debt (thereby lowering our overall cost of borrowing) and other general corporate purposes.

The acquisition is expected to be immediately accretive to earnings per share and return on equity as well, in part due to significant reinsurance and operating synergies inherent therein. See the Company's Form 8-K filing dated February 25, 2019 for further information.

The Company applied for and was approved by the Florida Office of Insurance regulation for a state-wide average rate increase of 4.6% for Florida homeowners multiple-peril insurance policies, which is expected to become effective for new and renewal policies on April 20, 2019.

Conference Call Information
The Company will hold an investor conference call at 9:00 AM (ET) Thursday, February 28, 2019. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 5898179

A live webcast of the call will be available online via the “Presentations and Events” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investor-relations/investor-presentations/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results. The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida, pending our withdrawal. The “Other” line of business primarily consists of our commercial general liability (pending our withdrawal) and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

•	Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;

•	Descriptions of plans or objectives of management for future operations, insurance products or services;

•	Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and

•	Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Net premiums earned	$91,098	$87,503	$355,257	$333,481
Net investment income	3,402	2,773	12,460	10,254
Net realized and unrealized investment gains (losses)	(5,060)	(96)	(4,144)	8,548
Direct written policy fees	2,681	3,556	13,366	17,173
Other income	4,321	8,016	19,154	22,206
Total revenues	96,442	101,752	396,093	391,662

Costs and expenses:
Losses and loss adjustment expenses	72,318	58,874	228,416	247,557
Commissions and other underwriting expenses	29,642	27,984	121,109	114,867
General and administrative expenses	5,838	5,226	22,183	19,963
Interest expense	1,038	101	4,177	348
Total costs and expenses	108,836	92,185	375,885	382,735

Income (loss) before income taxes	(12,394)	9,567	20,208	8,927
Income tax expense (benefit)	(3,089)	3,943	5,498	3,585
Net income (loss)	(9,305)	5,624	14,710	5,342
Net income (loss) attributable to non-controlling interest	—	(672)	(218)	(2,647)
Net income (loss) attributable to FedNat Holding Company shareholders	$(9,305)	$6,296	$14,928	$7,989

Net Income (Loss) Per Common Share
Basic	$(0.73)	$0.48	$1.17	$0.61
Diluted	$(0.73)	$0.48	$1.16	$0.60

Weighted Average Number of Shares of Common Stock Outstanding
Basic	12,777	13,131	12,775	13,170
Diluted	12,777	13,197	12,867	13,250

Dividends Declared Per Common Share	$0.08	$0.08	$0.24	$0.32

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
Gross premiums written:
Homeowners Florida	$102,834	$108,106	$458,652	$482,039
Homeowners non-Florida	21,941	14,393	81,037	54,716
Automobile	(25)	6,416	8,603	43,505
Commercial general liability	(135)	2,280	5,384	11,048
Federal flood	2,998	2,697	14,088	12,109
Total gross premiums written	$127,613	$133,892	$567,764	$603,417

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
Gross premiums earned:
Homeowners Florida	$116,614	$122,188	$473,121	$481,541
Homeowners non-Florida	19,499	13,125	66,571	43,983
Automobile	526	10,747	18,402	54,679
Commercial general liability	1,650	2,877	8,794	12,216
Federal flood	3,492	2,936	13,132	10,774
Total gross premiums earned	$141,781	$151,873	$580,020	$603,193

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
Net premiums earned:
Homeowners	$89,390	$80,435	$342,247	$298,255
Automobile	132	4,339	4,658	23,642
Commercial general liability	1,576	2,729	8,352	11,584
Total net premiums earned	$91,098	$87,503	$355,257	$333,481

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,897	$11,740	$56,693	$57,151
All others	5,460	4,653	19,948	20,135
Ceding commissions	(3,966)	(1,216)	(12,743)	(16,299)
Total commissions	15,391	15,177	63,898	60,987

Automobile	93	1,194	4,322	7,847
Homeowners non-Florida	793	240	2,147	1,223
Total fees	886	1,434	6,469	9,070

Salaries and wages	2,997	3,160	14,279	14,521
Other underwriting expenses	10,368	8,213	36,463	30,289
Total commissions and other underwriting expenses	$29,642	$27,984	$121,109	$114,867

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net loss ratio	79.4%	67.3%	64.3%	74.2%
Net expense ratio	38.9%	37.9%	40.3%	40.5%
Combined ratio	118.3%	105.2%	104.6%	114.7%
Gross loss ratio	277.6%	77.4%	149.8%	108.3%
Gross expense ratio	27.8%	25.0%	26.9%	25.5%
Book value per share excluding non-controlling interest	$16.84	$16.29	$16.84	$16.29

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	December 31,
	2018	2017
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value (amortized cost of $433,664 and $422,300, respectively)	$428,641	$423,238
Debt securities, held-to-maturity, at amortized cost	5,126	5,349
Equity securities, at fair value	17,758	15,434
Total investments (including $0 and $26,284 related to the VIE, respectively)	451,525	444,021
Cash and cash equivalents (including $0 and $14,211 related to the VIE, respectively)	64,423	86,228
Prepaid reinsurance premiums	108,577	135,492
Premiums receivable, net of allowance of $77 and $70, respectively (including $0 and $1,184 related to the VIE, respectively)	29,791	46,393
Reinsurance recoverable, net	211,424	124,601
Deferred acquisition costs, net	39,436	40,893
Income taxes, net	5,220	9,817
Property and equipment, net	4,819	4,025
Other assets (including $0 and $2,322 related to the VIE, respectively)	10,156	13,403
Total assets	$925,371	$904,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$296,230	$230,515
Unearned premiums	281,992	294,423
Reinsurance payable	63,599	71,944
Long-term debt, net of deferred financing costs of $596 and $749, respectively	44,404	49,251
Deferred revenue	4,585	6,222
Other liabilities	19,302	25,059
Total liabilities	710,112	677,414
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,784,444 and 12,988,247 shares issued and outstanding, respectively	128	130
Additional paid-in capital	141,128	139,728
Accumulated other comprehensive income (loss)	(3,750)	1,770
Retained earnings	77,753	70,009
Total shareholders’ equity attributable to FedNat Holding Company shareholders	215,259	211,637
Non-controlling interest	—	15,822
Total shareholders’ equity	215,259	227,459
Total liabilities and shareholders' equity	$925,371	$904,873

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Three Months Ended December 31,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$124,775	$(25)	$2,863	$127,613	$122,499	$6,416	$4,977	$133,892
Gross premiums earned	136,113	526	5,142	141,781	135,313	10,747	5,813	151,873
Ceded premiums	(46,723)	(394)	(3,566)	(50,683)	(54,878)	(6,408)	(3,084)	(64,370)
Net premiums earned	89,390	132	1,576	91,098	80,435	4,339	2,729	87,503
Net investment income	—	—	3,402	3,402	—	—	2,773	2,773
Net realized and unrealized investment gains (losses)	—	—	(5,060)	(5,060)	—	—	(96)	(96)
Direct written policy fees	2,506	93	82	2,681	2,214	1,194	148	3,556
Other income	3,461	64	796	4,321	4,957	616	2,443	8,016
Total revenues	95,357	289	796	96,442	87,606	6,149	7,997	101,752

Costs and expenses:
Losses and loss adjustment expenses	64,634	4,840	2,844	72,318	47,345	7,633	3,896	58,874
Commissions and other underwriting expenses	27,819	730	1,093	29,642	25,038	1,885	1,061	27,984
General and administrative expenses	4,718	50	1,070	5,838	4,115	150	961	5,226
Interest expense	—	—	1,038	1,038	101	—	—	101
Total costs and expenses	97,171	5,620	6,045	108,836	76,599	9,668	5,918	92,185

Income (loss) before income taxes	(1,814)	(5,331)	(5,249)	(12,394)	11,007	(3,519)	2,079	9,567
Income tax expense (benefit)	(460)	(1,351)	(1,278)	(3,089)	4,246	(1,358)	1,055	3,943
Net income (loss)	(1,354)	(3,980)	(3,971)	(9,305)	6,761	(2,161)	1,024	5,624
Net income (loss) attributable to non-controlling interest	—	—	—	—	(672)	—	—	(672)
Net income (loss) attributable to FNHC shareholders	$(1,354)	$(3,980)	$(3,971)	$(9,305)	$7,433	$(2,161)	$1,024	$6,296

Ratios to net premiums earned:
Net loss ratio	72.3%	3,666.7%	180.5%	79.4%	58.9%	175.9%	142.8%	67.3%
Net expense ratio	36.4%			38.9%	36.2%			37.9%
Combined ratio	108.7%			118.3%	95.1%			105.2%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Statements of Operations and Operating Metrics by Line of Business
(Unaudited)

	Year Ended December 31,
	2018				2017
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated
	(Dollars in thousands)
Revenues:
Gross premiums written	$539,689	$8,603	$19,472	$567,764	$536,755	$43,505	$23,157	$603,417
Gross premiums earned	539,692	18,402	21,926	580,020	525,524	54,679	22,990	603,193
Ceded premiums	(197,445)	(13,744)	(13,574)	(224,763)	(227,269)	(31,037)	(11,406)	(269,712)
Net premiums earned	342,247	4,658	8,352	355,257	298,255	23,642	11,584	333,481
Net investment income	—	—	12,460	12,460	—	—	10,254	10,254
Net realized and unrealized investment gains (losses)	—	—	(4,144)	(4,144)	—	—	8,548	8,548
Direct written policy fees	8,484	4,322	560	13,366	8,715	7,846	612	17,173
Other income	14,021	1,148	3,985	19,154	13,662	3,277	5,267	22,206
Total revenues	364,752	10,128	21,213	396,093	320,632	34,765	36,265	391,662

Costs and expenses:
Losses and loss adjustment expenses	206,062	11,617	10,737	228,416	206,842	32,752	7,963	247,557
Commissions and other underwriting expenses	111,103	5,751	4,255	121,109	97,111	12,976	4,780	114,867
General and administrative expenses	18,079	325	3,779	22,183	15,403	650	3,910	19,963
Interest expense	100	—	4,077	4,177	348	—	—	348
Total costs and expenses	335,344	17,693	22,848	375,885	319,704	46,378	16,653	382,735

Income (loss) before income taxes	29,408	(7,565)	(1,635)	20,208	928	(11,613)	19,612	8,927
Income tax expense (benefit)	7,451	(1,917)	(36)	5,498	360	(4,481)	7,706	3,585
Net income (loss)	21,957	(5,648)	(1,599)	14,710	568	(7,132)	11,906	5,342
Net income (loss) attributable to non-controlling interest	(218)	—	—	(218)	(2,647)	—	—	(2,647)
Net income (loss) attributable to FNHC shareholders	$22,175	$(5,648)	$(1,599)	$14,928	$3,215	$(7,132)	$11,906	$7,989

Ratios to net premiums earned:
Net loss ratio	60.2%	249.4%	128.6%	64.3%	69.4%	138.5%	68.7%	74.2%
Net expense ratio	37.8%			40.3%	37.7%			40.5%
Combined ratio	98.0%			104.6%	107.1%			114.7%